Exhibit 99.1

Investor Contact:	Media Contact:
Joseph D. Pititto	Kathleen Waugh
(516) 237-6131	(516) 237-6028
E-mail: invest@1800flowers.com	kwaugh@1800flowers.com

1-800-FLOWERS.COM, Inc. CEO and President, Christopher G. McCann,
Enters into a Rule 10b5-1 Plan

Carle Place, NY, February 7, 2018 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the leading gourmet food and floral gift provider for all occasions, today reported that Christopher G. McCann, CEO and President, entered into a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  Rule 10b5-1 allows corporate executives to adopt prearranged trading plans when they are not in possession of material, non-public information.  The Plan is set to be in place from March 2018 through September 2018 to facilitate the exercise of 195,000 stock options which are set to expire in 2020 and sell the underlying shares.  A Form 4 will be filed in conjunction with each transaction conducted under the Plan.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of gifts for all celebratory occasions. For the past 40 years, 1-800-Flowers.com® has been helping deliver smiles to customers with a 100% Smile Guarantee® backing every gift. The 1-800-FLOWERS.COM, Inc. family of brands also includes everyday gifting and entertaining products from Harry & David®, The Popcorn Factory®, Cheryl’s® Cookies, 1-800-Baskets.com ®, Wolferman’s®, Moose Munch® premium popcorn, Personalization Universe®, Simply Chocolate SM and FruitBouquets.com. The Company also offers top-quality steaks and chops from Stock Yards®. Service offerings such as Celebrations Passport®, Celebrations Rewards® and Celebrations Reminders® are designed to deepen relationships with customers across all brands. The Company’s BloomNet® international floral wire service provides a broad-range of products and services designed to help professional florists grow their businesses profitably. Additionally, the Company operates Napco, a resource for floral gifts and seasonal décor and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was named to the Stores® 2017 Hot 100 Retailers List by the National Retail Federation and received the Gold award in the “Best Artificial Intelligence” category at the Data & Marketing Association’s 2017 International ECHO Awards for the Company’s groundbreaking implementation of an artificial intelligence-powered online gift concierge, GWYN. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.